Confidential

Exhibit 10.7

RUBICON TECHNOLOGY, INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between Rubicon Technology, Inc., a Delaware corporation (the “Company”) and Hap R. Hewes (“Executive”) as of September 8, 2005 (the “Effective Date”).

WHEREAS, it is in the best interests of the Company and the Company’s stockholders to assure Executive’s continued dedication to the Company; and

WHEREAS, it is in the best interests of the Company and the Company’s stockholders to retain Executive’s dedication by providing Executive with compensation and benefits arrangements in the event of certain terminations of Executive’s employment, as more fully provided herein;

NOW, THEREFORE, in consideration of and reliance upon the foregoing and the covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. DEFINITIONS

1.1 “Cause” shall mean any of the following: (i) Executive’s commission of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Company or any of its subsidiaries (including harm to the business reputation of the Company or any of its subsidiaries); (ii) Executive’s commission or conviction of, or plea of nolo contendere to, any felony or any crime or offense involving dishonesty or fraud or that is significantly injurious to the Company or any of its subsidiaries (including harm to the business reputation of the Company or any of its subsidiaries); (iii) Executive’s breach of any material term or covenant of any agreement with the Company or any of its subsidiaries that, if capable of being cured, remains uncured for thirty (30) days following written notice of such breach from the Company to Executive (unless such agreement provides for a longer cure period in which case such longer cure period shall apply); (iv) Executive’s willful neglect of or continued failure to substantially perform, in any material respect, his or her duties (as assigned to Executive from time to time) or obligations (including a violation of policy) to the Company or any of its subsidiaries, which neglect or failure continues for thirty (30) days following written notice thereof from the Company to Executive; or (v) Executive’s use or abuse of illegal drugs or other controlled substances at any time or Executive being under the influence of alcohol or being affected by the use of alcohol during any time period in which he or she is required to perform his or her duties and obligations to the Company.

1.2 “Good Reason” shall mean any one of the following events, without Executive’s written consent: (i) the assignment to Executive of duties materially inconsistent with Executive’s then-current level of authority or responsibilities, or any other action by the Company that results in a material diminution in Executive’s position, compensation, authority,

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duties or responsibilities; (ii) a breach by the Company of any material term or covenant of any agreement with Executive that, if capable of being cured, remains uncured for thirty (30) days following written notice of such breach from Executive to the Company (unless such agreement provides for a longer cure period in which case such longer cure period shall apply); (iii) a requirement that Executive be based at any office or location that is more than seventy-five (75) miles from the Executive’s principal office location; or (iv) a failure by any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Executive must provide the Company written notice of any claim of Good Reason within ninety (90) days after the occurrence of any action/inaction giving rise to such claim, and the Company or its Affiliate will have thirty (30) days to cure such claim (or such longer period as may be provided under clause (ii) of the immediately preceding sentence).

2. TERMINATIONS OF EMPLOYMENT TRIGGERING SEVERANCE BENEFITS

2.1 Subject to Section 2.2, and provided that Executive has executed a full and complete release of the Company and its subsidiaries (and their related parties) from any and all claims, in a form prepared by the Company, the Company will provide Executive with the benefits set forth in Section 3 if Executive’s employment is terminated for the following reasons (“Qualifying Terminations”): (i) by the Company without Cause at any time; or (ii) by Executive for Good Reason at any time.

2.2 In no event will benefits be payable to Executive under this Agreement in the event of termination due to Executive’s death, disability, retirement, termination by the Company for Cause, or voluntary termination by Executive without Good Reason.

3. TERMINATION BENEFITS.

3.1 Subject to the conditions set forth in Section 2, the following benefits shall be paid or provided to Executive in the event Executive’s employment is terminated and the termination is a Qualifying Termination:

(a) Cash Severance. The Company shall pay to Executive six months’ of Executive’s annualized base salary in effect at the Qualifying Termination, payable in accordance with the Company’s standard payroll practices over the six month period following the date of the Qualifying Termination.

(b) Health Benefits. To the extent permissible under applicable law, the Company shall continue to provide coverage to Executive (and to Executive’s spouse and dependents who are covered as of date of the Qualifying Termination) under the health benefit plans the Company maintains for active employees following Executive’s Qualifying Termination, at the same cost to Executive and under the same terms applicable to active employees (and their dependents), for a period of twelve months after Executive’s Qualifying Termination. Notwithstanding the foregoing, if Executive becomes employed with another employer during such twelve month period and is eligible to receive substantially comparable health benefits from such employer, the

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obligation of the Company to provide the benefits described in this Section 3.1(b) shall cease. Executive hereby authorizes the Company to make appropriate deductions from the severance payable hereunder for the Executive’s cost portion with respect to such continued health benefits.

(c) Option Expirations and Vesting. The period during which Executive is permitted to exercise any vested portions of each option award under the Rubicon Technology, Inc. 2001 Equity Plan, as heretofore or hereafter amended, or any similar or successor plan, held by Executive on the date of the Qualifying Termination, shall be extended until the second anniversary of the date of the Qualifying Termination or any earlier expiration of the term of such option. Additionally, if any portion of an option is subject to vesting and more than one-half of the then current vesting period has elapsed on the date of the Qualifying Termination, then with respect to that portion of the option, the vesting of such award shall be accelerated as if the Qualifying Termination had occurred on the last day of the option vesting period during which the Qualifying Termination had occurred (such that, by way of example, if the date of a Qualifying Termination occurs during the second half of the second year of an option that vests over four one-year periods, the vesting of such option shall be accelerated as if the Qualifying Termination had occurred on the last day of the second year of vesting, but if the Qualifying Termination occurs during the first month of the second year of such option, then the vesting shall not be accelerated).

(d) Performance Bonus. The Company shall pay to Executive a bonus equal to two times the “Minimum Bonus” (as such term is used in the Rubicon Technology, Inc. 2005 Performance Bonus Plan) that Executive would otherwise be entitled to under such plan but for the Qualifying Termination. The foregoing amount shall be payable at the same time and in the same manner as bonuses are payable under the Rubicon Technology, Inc. 2005 Performance Bonus Plan.

3.2 Taxation and Withholding. The Company does not make any representations or warranties with respect to, and has no responsibility or liability for, the personal tax consequences of this Agreement to Executive. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with this Agreement.

3.4 Executive’s Death. If Executive dies before the completion of any payments or benefits required under the Section 3, the Company will make or continue payments and benefits to Executive’s surviving spouse, if any, or Executive’s estate in accordance with this Section.

4. MISCELLANEOUS

4.1 Employment Status. Nothing herein shall be deemed to create any term of employment, it being expressly understood and agreed between the parties that Executive’s employment is at will and that either party may terminate such employment at any time.

4.2 Governing Law. All provisions of this Agreement will be construed and governed by Illinois law without regard to its choice of law principles or the laws of any other

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jurisdiction. Any suit, claim or other legal proceeding arising out of or relating to Executive’s employment, his or her termination from employment, or this Agreement shall be brought exclusively in the federal or state courts located in Cook County, Illinois, and Executive and the Company hereby submit to personal jurisdiction in the State of Illinois and to venue in such courts. Notwithstanding the foregoing, the Company may seek and obtain injunctive relief against Executive in any court having jurisdiction over Executive.

4.3 Severability. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement shall not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy shall be modified as necessary so that it is not unreasonable, arbitrary or against public policy while maximizing the intent of the parties.

4.4 Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to payment of any severance benefits superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral (including any portions of any employment agreements relating to the payment of any severance benefits) and as of the Effective Date, there are no other understandings, representations, warranties or commitments with respect to payment of any severance benefits.

4.5 Successors and Assigns. This Agreement may not be assigned by Executive. This Agreement shall be binding upon and inure to the benefit of all successors and assigns (whether by operation of law or otherwise) of the Company.

4.6 Amendment. This Agreement may only be amended or terminated by mutual written agreement between the Company and Executive. No modification, amendment or waiver of this Agreement or consent to any departure by Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Board.

4.7 Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, each party has executed this Severance Agreement or caused this Severance Agreement to be duly executed as of the Effective Date.

RUBICON TECHNOLOGY, INC.		EXECUTIVE

By:	/s/ Don N. Aquilano	/s/ Hap Hewes
Its:	Chairman	By:	Hap Hewes

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